Exhibit 10.8

June 28, 2019

Dr. Donald Picker

Via Email

Re:       Offer of Employment

Dear Dr. Picker:

It is my pleasure to offer you a position with CNS Pharmaceuticals, Inc., (the “Company”). This letter is intended to set forth the terms of the offer.

If you accept this offer you would become Chief Science Officer for the Company, commencing June 28, 2019. You will report primarily to the Company’s CEO.

Your annual salary will commence upon the closing of our initial public offering and will be $91,000, payable semi-monthly on the same basis as all other employees and subject to any applicable withholding or other taxes and is based on the presumption that you will dedicate 25% of your work time to the Company, defined as no less than 10 hours per week. In addition, you will be eligible for an annual bonus of up to 36% of your base salary, which will be prorated based on the number of days during the compensation year (which runs from January 1 to December 31) worked, and the final determination on the amount of the bonus will be made by the Company’s compensation committee, in its sole discretion, based on criteria established by the Company. Upon execution of this offer letter, commencement of your employment, and approval of the Compensation Committee of the Board of Directors, you will receive a grant (the “Stock Option Grant”) of stock options (the “Stock Options”) to purchase 100,000 shares of the Company’s common stock at an exercise price per share of $2.00. The Stock Options shall have a term of ten years and shall vest in four (4) equal installments (or 25,000 shares each installment) on each of the succeeding four anniversary dates of your start date (i.e. the first such installment shall vest on the first anniversary of the start date), provided that you are serving in the position as described above on each vesting date. The Stock Option Grant shall be made pursuant to the CNS Pharmaceuticals, Inc. 2018 Stock Plan, as amended from time to time, and shall in all respects be subject to the terms and conditions of such plan.

While you are employed by the Company on a part-time basis, you will be entitled to such employee benefits as are generally enjoyed by the Company’s other part-time employees. Paid time off must be approved by the CEO. All benefits are subject to change by the Company and according to its policies.

Notwithstanding anything else herein, it is understood that your employment with the Company will be “at will” and may be terminated by you or the Company at any time and for any reason.

In order to protect the Company, you have assured us that:

(i)       you have described your background truly and completely, revealing all information that may have impacted the Company’s decision to offer you employment;

(ii)      your employment with the Company will not violate any obligation you may have; and

(iii)     you have no confidential material, documents, or other property of any former employer or other person or entity that will be brought or utilized in any work performed for the Company under this Agreement.

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Contemporaneously with your execution of this letter, you acknowledge that you are receiving Confidential Information of the Company or others dealing with the Company and that the Company will be expending resources to provide you with unique training with regard to the drugs and technology the Company is developing. You acknowledge that the Confidential Information provided to you and the unique training you will get is valuable consideration for your promises in this letter. The term “Confidential Information” means any information concerning the Company’s business, technology, business relationships, financial affairs, trade secrets or any other proprietary information, which may be oral, written, graphic, machine-readable or in other tangible form, that the Company has not disclosed to the general public. “Confidential Information” also means all information whether of the Company or received by the Company from its licensors, licensees, suppliers, customers or third parties that the Company treats as confidential during the term of your employment whether or not the information is regarded as a “trade secret” as defined by law. You acknowledge that the Confidential Information constitutes valuable trade secrets and agree to use the Confidential Information solely in accordance with the provisions of this letter agreement.

You agree not to disclose any Confidential Information to any person, without the Company’s prior written consent, other than agents of the Company who need to know the Confidential Information in order to fulfill their responsibilities for the Company. You agree not to use the Confidential Information for any purpose other than to fulfill your responsibilities for the Company. You further agree to safeguard the confidentiality of the Confidential Information by cooperating with the Company; taking all precautions the Company requires; using your best efforts to prevent the unauthorized disclosure of any Confidential Information; and delivering to the Company all copies of Confidential Information in your possession, custody, or control upon the earlier request of the Company or the termination of your employment. These limitations do not apply to information that (i) is publicly available, (ii) was obtained by you from third parties without restrictions on disclosure, (iii) you knew prior to entering this letter agreement, (iv) was independently developed by you without the use of Confidential Information, or (v) is required to be disclosed by order of a court or other governmental entity.

During your employment you agree to make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, formulae, techniques, trade secrets and other works of authorship (“Created Materials”) whether or not patentable or copyrightable, that are created, made, conceived, or reduced to practice (alone or jointly with others or under your direction) during the period of your employment with the Company so long as it is applicable to the Company’s business.

With respect to Created Materials, you agree that:

(i)         all work performed by you, including any copyrightable work, is on a “work for hire” basis and will be the sole and exclusive property of the Company, and you hereby assign and transfer to the Company and its successors all of your rights and interests in Created Materials to the Company;

(ii)        you will complete and keep documentation of the conception, development and reduction to practice of Created Materials;

(iii)       you will disclose all Created Materials, including your documentation, to the Company promptly and completely;

(iv)       you will cooperate fully with the Company, both during and after the term of your employment, to the procurement, maintenance and enforcement of the Company’s intellectual property rights in the Created Materials;

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(v)       you will sign any documents and assist the Company in any applications or proceedings that may be necessary to secure for the Company the ownership or protection of the Created Materials and any patents, copyrights or other proprietary rights related to the Created Materials. If necessary for the Company, you agree to do these things even after your employment with the Company is over, in which case the Company will pay you a reasonable fee for the time that you spend on its behalf and reimburse you for any ordinary and necessary out of pocket expenses that you incur; and

(vi)       you will deliver to the Company all Created Materials as well as all materials you received from Company for use in creating Created Materials when your employment with Company is over.

Your obligations to the Company with respect to Confidential Information and Created Materials, however, will continue after your employment with the Company is terminated. You also agree that the Company may assign this letter agreement to any successor company or entity.

You agree to be bound by the terms of this letter agreement for the duration of your employment with the Company, throughout minor changes in responsibility and compensation. You understand that you may be called upon to support the Company by occasionally completing tasks outside your general job description. You agree that such temporary assignments are not material alterations of your employment relationship with the Company. You agree that unless and until your employment relationship changes permanently and materially such that a new employment contract is entered into you will remain bound by the terms of this letter agreement.

Any controversy or claim arising out of or relating to this letter agreement, its formation, or the breach thereof, shall be settled by a court of competent jurisdiction in Harris County, Texas and you agree to submit to personal jurisdiction and venue there.

This letter is governed by and interpreted according to the laws of the State of Texas and you and the Company both agree to waive any right to a jury trial.

If this letter accurately states our agreement about your employment, please sign the enclosed copy of the letter and return it to me whereupon this letter agreement will then be effective as of your first day of employment and will be the complete agreement between you and the Company with respect to your employment and will supersede our previous discussions and communications.

Very truly yours,

CNS Pharmaceuticals, Inc.

By:______________________

John Climaco

Chief Executive Officer

Agreed and Accepted:

Donald Picker	Dated

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